News Release

TransUnion Reports Third Quarter 2017 Results

CHICAGO, October 27, 2017 - TransUnion (NYSE: TRU) (the “Company”) today announced financial results for the quarter ended September 30, 2017.
Total revenue was $498 million, an increase of 14 percent (13 percent on a constant currency basis) compared with the third quarter of 2016. Acquisitions accounted for a 1 percent increase in revenue. Net income attributable to TransUnion was $69 million compared with $41 million in the third quarter of 2016. Diluted earnings per share was $0.36 compared with $0.22 in the third quarter of 2016.
Adjusted EBITDA was $194 million, an increase of 17 percent (16 percent on a constant currency basis) compared with the third quarter of 2016. Adjusted EBITDA margin was 39.0 percent, an increase of 90 basis points compared with the third quarter of 2016. Adjusted Diluted Earnings per Share was $0.49, an increase of 30 percent compared with the third quarter of 2016.
“In the third quarter, TransUnion delivered double-digit revenue, Adjusted EBITDA and Adjusted EPS growth and expanded Adjusted EBITDA margin,” said Jim Peck, TransUnion’s president and chief executive officer. “We continue to realize growth across our portfolio, as each of our three segments grew revenue and Adjusted Operating Income by double digits.  We continue to realize strong growth from our innovation, new verticals like Healthcare, and international markets, augmented by successful strategic acquisitions.
“In fact, over the past several months, we completed two strategic acquisitions that will help fuel our long-term growth.  In August, we acquired Datalink Services, which enables our Insurance vertical to sell motor vehicle reports along with our other comprehensive underwriting solutions for auto insurers.  In October, we announced the acquisition of eBureau, providing us with best-in-market rapid model development and deployment that can be utilized broadly across the organization including our fraud, collections and financial services businesses.”
Third Quarter 2017 Segment Results
U.S. Information Services (USIS)
USIS revenue was $312 million, an increase of 14 percent compared with the third quarter of 2016.

•	Online Data Services revenue was $200 million, an increase of 12 percent over the prior year.

•	Marketing Services revenue was $48 million, an increase of 17 percent over the prior year.

•	Decision Services revenue was $63 million, an increase of 18 percent over the prior year.

Operating income was $82 million, an increase of 29 percent compared with the third quarter of 2016. Adjusted Operating Income was $110 million, an increase of 22 percent compared with the third quarter of 2016.
International
International revenue was $95 million, an increase of 15 percent (12 percent on a constant currency basis) compared with the third quarter of 2016.

•	Developed markets revenue was $34 million, an increase of 16 percent (13 percent on a constant currency basis) over the prior year.

•	Emerging markets revenue was $61 million, an increase of 15 percent (12 percent on a constant currency basis) over the prior year.

Operating income was $20 million, an increase of 39 percent compared with the third quarter of 2016. Adjusted Operating Income was $32 million, an increase of 20 percent (17 percent on a constant currency basis) compared with the third quarter of 2016.
Consumer Interactive
Consumer Interactive revenue was $107 million, an increase of 10 percent compared with the third quarter of 2016.
Operating income was $47 million, an increase of 13 percent compared with the third quarter of 2016. Adjusted Operating Income was $48 million, an increase of 13 percent compared with the third quarter of 2016.
Liquidity and Capital Resources
Cash and cash equivalents were $253 million at September 30, 2017 and $182 million at December 31, 2016. Total debt, including the current portion of long-term debt, remained relatively flat at $2.4 billion at September 30, 2017 compared with December 31, 2016.
For the nine months ended September 30, 2017, cash provided by operating activities increased to $349 million compared with $276 million for the same period in 2016 due primarily to the increase in operating performance. Cash used in investing activities was $149 million compared with $442 million for the same period in 2016 due primarily to a decrease in cash used for acquisitions and an increase in proceeds from the sale of investments. Capital expenditures were $91 million compared with $86 million for the same period in 2016. Cash used in financing activities was $129 million compared with a source of cash of $168 million for the same period in 2016. The change was primarily due to lower borrowings and the purchase of treasury stock in 2017 compared with the same period in 2016.

On August 9, 2017, we amended and extended our credit agreement. Key terms of the amendment include:

•	Pricing on our term B loans, which total $2 billion, was reduced by 50 basis points to LIBOR plus a margin of 2.00%. The maturity date remained April 2023.

•
Our term A loans were refinanced and increased by $33 million to $400 million. The maturity date was extended from June 2020 to August 2022. Pricing was reduced by 50 basis points to LIBOR plus a margin of 1.25% to 1.75%, depending on our net leverage ratio.

•
The commitment on our revolving credit facility was increased by $90 million to $300 million. The maturity date was extended from June 2020 to August 2022. Pricing was reduced by 50 basis points to LIBOR plus a margin of 1.25% to 1.75%, depending on our net leverage ratio.

2017 Full Year Outlook
For the full year of 2017, we are raising our revenue, Adjusted EBITDA and Adjusted Diluted Earnings per Share guidance as follows. Consolidated revenue is expected to be between $1.910 billion and $1.915 billion, an increase of 11 to 12 percent on a constant currency basis. Adjusted EBITDA is expected to be between $741 million and $743 million, an increase of 16 to 17 percent. Adjusted Diluted Earnings per Share is expected to be between $1.85 and $1.86, an increase of 23 percent.
Consistent with our previous full year guidance, the full year revenue guidance includes approximately 1 percent growth from acquisitions, with no significant impact on revenue and Adjusted EBITDA from foreign exchange rates. Our guidance excludes the impact of any incremental revenue from Equifax related to credit monitoring that they are providing to consumers.
2017 Fourth Quarter Outlook
The full year 2017 guidance above equates to fourth quarter 2017 guidance as follows. Consolidated revenue is expected to be between $482 million and $487 million, an increase of 10 to 11 percent on a constant currency basis compared with the fourth quarter of 2016. Adjusted EBITDA is expected to be between $189 million and $191 million, an increase of 12 to 13 percent. Adjusted Diluted Earnings per Share is expected to be between $0.47 and $0.48, an increase of 7 to 9 percent.

The fourth quarter revenue guidance includes approximately 2 percent growth from acquisitions, with no significant impact on revenue and Adjusted EBITDA from foreign exchange rates. Our guidance excludes the impact of any incremental revenue from Equifax related to credit monitoring that they are providing to consumers.
Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:00 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.
About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft. www.transunion.com
Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.
Non-GAAP Financial Measures
This earnings release presents certain growth rates on Schedule 1 assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted Operating Income, segment Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present these financial measures as supplemental measures of our operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. We present Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Also, Adjusted EBITDA is a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. Furthermore, under the credit agreement governing our senior secured credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.

Adjusted EBITDA is defined as net income (loss) attributable to TransUnion plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income). Adjusted Operating Income is defined as operating income plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets. Adjusted Effective Tax Rate is defined as adjusted provision for income taxes divided by adjusted income before income taxes. Adjusted Net Income is defined as net income (loss) attributable to TransUnion plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus changes in provision for income taxes. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted-average shares outstanding.
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to make acquisitions and integrate the operations of acquired businesses; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
For More Information

E-mail:	Investor.Relations@transunion.com

Telephone:	312.985.2860

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	September 30, 2017	December 31, 2016
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$253.3	$182.2
Trade accounts receivable, net of allowance of $7.2 and $6.2	318.9	277.9
Other current assets	116.8	89.9
Total current assets	689.0	550.0
Property, plant and equipment, net of accumulated depreciation and amortization of $284.8 and $235.6	182.6	197.5
Goodwill, net	2,205.9	2,173.9
Other intangibles, net of accumulated amortization of $942.1 and $815.8	1,689.0	1,762.3
Other assets	116.0	97.5
Total assets	$4,882.5	$4,781.2
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$128.5	$114.2
Short-term debt and current portion of long-term debt	34.4	50.4
Other current liabilities	212.4	208.7
Total current liabilities	375.3	373.3
Long-term debt	2,352.1	2,325.2
Deferred taxes	571.1	579.0
Other liabilities	29.3	30.7
Total liabilities	3,327.8	3,308.2
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at September 30, 2017 and December 31, 2016, 186.6 million and 183.9 million shares issued at September 30, 2017 and December 31, 2016, respectively, and 182.4 million shares and 183.2 million shares outstanding as of September 30, 2017 and December 31, 2016, respectively	1.9	1.8
Additional paid-in capital	1,848.7	1,844.9
Treasury stock at cost; 4.2 million and 0.7 million shares at September 30, 2017 and December 31, 2016, respectively	(138.8)	(5.3)
Accumulated deficit	(107.8)	(303.8)
Accumulated other comprehensive loss	(147.9)	(174.8)
Total TransUnion stockholders’ equity	1,456.1	1,362.8
Noncontrolling interests	98.6	110.2
Total stockholders’ equity	1,554.7	1,473.0
Total liabilities and stockholders’ equity	$4,882.5	$4,781.2

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$498.0	$437.6	$1,427.7	$1,269.0
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	169.3	141.5	472.3	434.4
Selling, general and administrative	142.2	137.1	436.0	413.7
Depreciation and amortization	59.9	63.2	176.2	209.6
Total operating expenses	371.4	341.8	1,084.5	1,057.7
Operating income	126.6	95.8	343.2	211.3
Non-operating income and (expense)
Interest expense	(21.7)	(21.4)	(65.8)	(63.1)
Interest income	1.5	1.2	4.2	3.2
Earnings from equity method investments	2.6	2.3	6.3	6.2
Other income and (expense), net	(4.8)	(2.2)	(15.6)	(19.2)
Total non-operating income and (expense)	(22.4)	(20.1)	(70.9)	(72.9)
Income before income taxes	104.2	75.7	272.3	138.4
Provision for income taxes	(32.3)	(31.2)	(68.7)	(59.6)
Net income	71.9	44.5	203.6	78.8
Less: net income attributable to the noncontrolling interests	(3.1)	(3.3)	(7.6)	(7.8)
Net income attributable to TransUnion	$68.8	$41.2	$196.0	$71.0

Earnings per share:
Basic	$0.38	$0.23	$1.08	$0.39
Diluted	$0.36	$0.22	$1.03	$0.39

Weighted average shares outstanding:
Basic	182.2	182.7	182.3	182.5
Diluted	189.2	184.8	189.8	184.4

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$203.6	$78.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176.2	209.6
Loss on refinancing transaction	10.5	—
Amortization and loss on fair value of hedge instrument	0.5	1.2
Equity in net income of affiliates, net of dividends	(5.5)	(0.1)
Deferred taxes	(14.1)	(13.3)
Amortization of discount and deferred financing fees	2.0	2.4
Stock-based compensation	23.1	14.6
Provision for losses on trade accounts receivable	3.3	3.3
Other	(2.1)	(1.4)
Changes in assets and liabilities:
Trade accounts receivable	(40.1)	(34.2)
Other current and long-term assets	(37.8)	(5.8)
Trade accounts payable	10.2	(1.5)
Other current and long-term liabilities	19.1	22.5
Cash provided by operating activities	348.9	276.1
Cash flows from investing activities:
Capital expenditures	(91.0)	(85.5)
Proceeds from sale of trading securities	2.5	0.9
Purchases of trading securities	(1.6)	(1.3)
Proceeds from sale of other investments	54.4	31.0
Purchases of other investments	(42.1)	(31.7)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(70.7)	(345.5)
Acquisition-related deposits	(1.0)	(6.2)
Other	0.3	(3.5)
Cash used in investing activities	(149.2)	(441.8)
Cash flows from financing activities:
Proceeds from senior secured term loan B	—	150.0
Proceeds from senior secured term loan A	33.4	55.0
Proceeds from senior secured revolving line of credit	105.0	145.0
Payments of senior secured revolving line of credit	(105.0)	(145.0)
Repayments of debt	(25.0)	(38.0)
Debt financing fees	(12.6)	(3.7)
Proceeds from issuance of common stock and exercise of stock options	22.1	4.7
Treasury stock purchased	(133.5)	—
Excess tax benefit	—	3.9
Distributions to noncontrolling interests	(3.1)	(3.3)
Payment of contingent obligation	(10.4)	(0.3)
Cash (used in) provided by financing activities	(129.1)	168.3
Effect of exchange rate changes on cash and cash equivalents	0.5	2.1
Net change in cash and cash equivalents	71.1	4.7
Cash and cash equivalents, beginning of period	182.2	133.2
Cash and cash equivalents, end of period	$253.3	$137.9

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
As Reported and Constant Currency Growth Rates - Unaudited

	Three Months Ended September 30, 2017 Percent Change	Nine Months Ended September 30, 2017 Percent Change
Consolidated:
Revenue as reported	13.8%	12.5%
Revenue constant currency	13.2%	11.8%

Operating income	32.1%	62.4%
Operating income constant currency	31.6%	62.1%
Adjusted Operating Income	22.2%	25.2%
Adjusted Operating Income constant currency	21.7%	24.6%

Adjusted EBITDA	16.5%	18.1%
Adjusted EBITDA constant currency	15.9%	17.4%

International:
International Consolidated
Revenue as reported	15.3%	16.6%
Revenue constant currency	12.4%	12.8%

Operating income	38.7%	50.6%
Operating income constant currency	34.9%	47.9%
Adjusted Operating Income	19.6%	22.5%
Adjusted Operating Income constant currency	16.9%	19.3%

Developed Markets
Revenue as reported	15.7%	15.7%
Revenue constant currency	13.2%	15.0%

Emerging Markets
Revenue as reported	15.1%	17.2%
Revenue constant currency	11.9%	11.5%
Constant currency percentage changes assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin - Unaudited
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$498.0	$437.6	$1,427.7	$1,269.0

Reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net income attributable to TransUnion	$68.8	$41.2	$196.0	$71.0
Net interest expense	20.2	20.2	61.6	59.9
Provision for income taxes	32.3	31.2	68.7	59.6
Depreciation and amortization	59.9	63.2	176.2	209.6
EBITDA	181.3	155.8	502.6	400.2
Adjustments to EBITDA:
Stock-based compensation(1)	9.5	7.5	34.3	23.2
Mergers and acquisitions, divestitures and business optimization(2)	(1.7)	4.2	5.2	17.3
Technology transformation(3)	—	—	—	23.3
Other(4)	5.0	(0.9)	9.8	3.5
Total adjustments to EBITDA	12.9	10.9	49.3	67.3
Adjusted EBITDA	$194.1	$166.6	$551.9	$467.5

EBITDA margin	36.4%	35.6%	35.2%	31.5%
Adjusted EBITDA Margin	39.0%	38.1%	38.7%	36.8%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended September 30, 2017, consisted of the following adjustments to operating income: a $0.4 million adjustment to contingent consideration expense from previous acquisitions. For the three months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: a $(2.0) million net reduction in acquisition expenses resulting from a reimbursement of certain acquisition costs recorded in prior periods partially offset by other acquisition costs and $(0.1) million of miscellaneous. For the nine months ended September 30, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestiture of a small business operation; and a $0.2 million adjustment to contingent consideration expense from previous acquisitions. For the nine months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: $4.5 million of acquisition expenses.

For the three months ended September 30, 2016, consisted of the following adjustments to operating income: a $0.9 million adjustment to contingent consideration expense from previous acquisitions; and a $0.7 million loss on the divestiture of a small international line of business. For the three months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $2.3 million of acquisition expenses; and a $0.3 million loss on the divestiture of a small international line of business. For the nine months ended September 30, 2016, consisted of the following adjustments to operating income: a $1.0 million adjustment to contingent consideration expense from previous acquisitions; a $0.8 million loss on the divestiture of a small international line of business; and a $(0.5) million adjustment to business optimization expenses. For the nine months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $15.8 million of acquisition expenses; and a $0.2 million loss on the divestiture of a small international line of business.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended September 30, 2017, consisted of the following adjustments to operating income and expense: a $(1.3) million reduction to expense for certain legal and regulatory matters; and a $(0.6) million reduction to expense for sales and use tax matters. For the three months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: $5.6 million of fees related to the refinancing of our senior secured credit facility; $0.5 million of currency remeasurement of our foreign operations; $0.4 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; $0.3 million of loan fees; and $0.1 million mark-to-market loss related to ineffectiveness of our interest rate hedge. For the nine months ended September 30, 2017, consisted of the following adjustments to operating income and expense: a $(1.3) million reduction to expense for certain legal and regulatory matters; and a $(0.6) million reduction to expense for sales and use tax matters. For the nine months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: $10.5 million of fees related to the refinancing of our senior secured credit facility; $1.4 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; $1.1 million of loan fees; a $0.2 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(1.1) million of currency remeasurement of our foreign operations; and $(0.4) million of miscellaneous.
For the three months ended September 30, 2016, consisted of the following adjustments to operating income: $(0.7) million of miscellaneous. For the three months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $0.7 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; $0.3 million of loan fees; $(0.9) million of currency remeasurement of our foreign operations; a $(0.1) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $(0.2) million of miscellaneous. For the nine months ended September 30, 2016, consisted of the following adjustments to operating income: a $0.3 million charge for certain legal and regulatory matters; and $(0.7) million of miscellaneous. For the nine months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $2.5 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; $1.1 million of loan fees; a $0.9 million mark-to-market loss related to ineffectiveness of our interest rate hedge; and $(0.6) million of currency remeasurement of our foreign operations.

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - Unaudited
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to TransUnion	$68.8	$41.2	$196.0	$71.0
Adjustments before income tax items:
Stock-based compensation(1)	9.5	7.5	34.3	23.2
Mergers and acquisitions, divestitures and business optimization(2)	(1.7)	4.2	5.2	17.3
Technology transformation(3)	—	—	—	23.3
Other(4)	4.8	(1.1)	9.2	2.4
Amortization of certain intangible assets (5)	33.7	33.6	100.8	122.5
Total adjustments before income tax items	46.3	44.2	149.5	188.8
Change in provision for income taxes per schedule 4	(22.4)	(15.9)	(84.4)	(63.8)
Adjusted Net Income	$92.7	$69.5	$261.1	$196.0

Adjusted Earnings per Share:
Basic	$0.51	$0.38	$1.43	$1.07
Diluted(6)	$0.49	$0.38	$1.38	$1.06

Weighted-average shares outstanding:
Basic	182.2	182.7	182.3	182.5
Diluted(6)	189.2	184.8	189.8	184.4
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended September 30, 2017, consisted of the following adjustments to operating income: a $0.4 million adjustment to contingent consideration expense from previous acquisitions. For the three months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: a $(2.0) million net reduction in acquisition expenses resulting from a reimbursement of certain acquisition costs recorded in prior periods partially offset by other acquisition costs; and $(0.1) million of miscellaneous. For the nine months ended September 30, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestiture of a small business operation; and a $0.2 million adjustment to contingent consideration expense from previous acquisitions. For the nine months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: $4.5 million of acquisition expenses.

For the three months ended September 30, 2016, consisted of the following adjustments to operating income: a $0.9 million adjustment to contingent consideration expense from previous acquisitions; and a $0.7 million loss on the divestiture of a small international line of business. For the three months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $2.3 million of acquisition expenses; and a $0.3 million loss on the divestiture of a small international line of business. For the nine months ended September 30, 2016, consisted of the following adjustments to operating income: a $1.0 million adjustment to contingent consideration expense from previous acquisitions; a $0.8 million loss on the divestiture of a small international line of business; and a $(0.5) million adjustment to business optimization expenses. For the nine months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $15.8 million of acquisition expenses; and a $0.2 million loss on the divestiture of a small international line of business.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended September 30, 2017, consisted of the following adjustments to operating income and expense: a $(1.3) million reduction to expense for certain legal and regulatory matters; and a $(0.6) million reduction to expense for sales and use tax matters. For the three months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: $5.6 million of fees related to the refinancing of our senior secured credit facility; $0.5 million of currency remeasurement of our foreign operations; $0.4 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; $0.1 million mark-to-market loss related to ineffectiveness of our interest rate hedge; and $0.1 million of miscellaneous. For the nine months ended September 30, 2017, consisted of the following adjustments to operating income and expense: a $(1.3) million reduction to expense for certain legal and regulatory matters; and a $(0.6) million reduction to expense for sales and use tax matters. For the nine months ended September 30, 2017, consisted of the following adjustments to non-operating income and expense: $10.5 million of fees related to the refinancing of our senior secured credit facility; $1.4 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; a $0.2 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $0.1 million of miscellaneous; and $(1.1) million of currency remeasurement of our foreign operations.
For the three months ended September 30, 2016, consisted of the following adjustments to operating income: $(0.7) million of miscellaneous. For the three months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $0.7 million of fees connected to the filing of secondary registration statements filed on behalf of certain shareholders; $(0.9) million of currency remeasurement of our foreign operations; a $(0.1) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $(0.1) million of miscellaneous. For the nine months ended September 30, 2016, consisted of the following adjustments to operating income: a $0.3 million charge for certain legal and regulatory matters; and $(0.7) million of miscellaneous. For the nine months ended September 30, 2016, consisted of the following adjustments to non-operating income and expense: $2.5 million of fees connected to the filing of secondary registration statements filed on behalf of certain shareholders; a $0.9 million mark-to-market loss related to ineffectiveness of our interest rate hedge; and $(0.6) million of currency remeasurement of our foreign operations.

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of intangible assets established in business acquisitions after our 2012 change in control.

(6)
As of September 30, 2017, for the three- and nine-month periods, there were less than 0.1 million anti-dilutive weighted stock-based awards outstanding. There were 0 contingently issuable stock-based awards outstanding that were excluded from the diluted earnings per share calculation.

As of September 30, 2016, for the three- and nine-month periods, there were less than 0.1 million anti-dilutive weighted stock-based awards outstanding. In addition, as of September 30, 2016, there were 5.9 million contingently issuable market-based stock awards excluded from the diluted earnings per share calculations because the market conditions had not been met.

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - Unaudited
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Income before income taxes	$104.2	$75.7	$272.3	$138.4
Total adjustments before income taxes per Schedule 3	46.3	44.2	149.5	188.8
Adjusted income before income taxes	$150.5	$119.9	$421.8	$327.2

Provision for income taxes	$(32.3)	$(31.2)	$(68.7)	$(59.6)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(16.0)	(17.2)	(50.7)	(69.0)
Eliminate impact of adjustments for unremitted foreign earnings(2)	(0.9)	—	(5.2)	—
Eliminate impact of excess tax benefits for share compensation(3)	(5.0)	—	(28.1)	—
Other(4)	(0.4)	1.3	(0.5)	5.2
Total adjustments for income taxes	(22.4)	(15.9)	(84.4)	(63.8)
Adjusted provision for income taxes	$(54.7)	$(47.1)	$(153.1)	$(123.4)

Effective tax rate	31.0%	41.3%	25.2%	43.1%
Adjusted Effective Tax Rate	36.4%	39.3%	36.3%	37.7%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)	Eliminates impact of certain adjustments related to our deferred tax liability for unremitted earnings.

(3)
Eliminates the impact of excess tax benefits for share compensation resulting from adoption of ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

(4)	Eliminates the impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Adjusted Operating Income, Operating Margin and Adjusted Operating Margin - Unaudited
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Online Data Services	$200.2	$178.4	$573.2	$507.6
Marketing Services	48.5	41.3	137.0	116.1
Decision Services	63.3	53.6	182.0	153.4
Total USIS	312.0	273.3	892.1	777.1
Developed Markets	33.8	29.2	92.8	80.2
Emerging Markets	61.2	53.1	172.8	147.5
Total International	94.9	82.3	265.6	227.7
Consumer Interactive	107.0	97.4	317.3	310.0
Total revenue, gross	$513.9	$453.0	$1,475.1	$1,314.7

Intersegment revenue eliminations:
USIS Online	$(14.6)	$(14.3)	$(43.8)	$(42.7)
International Developed Markets	(1.3)	(0.9)	(3.4)	(2.5)
International Emerging Markets	—	(0.2)	(0.1)	(0.5)
Consumer Interactive	(0.1)	—	(0.1)	—
Total intersegment revenue eliminations	(16.0)	(15.4)	(47.4)	(45.7)
Total revenue as reported	$498.0	$437.6	$1,427.7	$1,269.0

Gross operating income by segment:
USIS operating income	$82.4	$63.9	$238.4	$135.5
International operating income	19.9	14.4	41.5	27.5
Consumer Interactive operating income	46.5	41.0	144.2	125.1
Corporate operating loss	(22.3)	(23.5)	(80.9)	(76.8)
Total operating income	$126.6	$95.8	$343.2	$211.3

Intersegment operating income eliminations:
USIS	$(14.1)	$(13.9)	$(42.5)	$(41.6)
International	(1.0)	(0.8)	(2.6)	(2.2)
Consumer Interactive	15.1	14.7	45.1	43.8
Corporate	—	—	—	—
Total eliminations	$—	$—	$—	$—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of operating income to Adjusted Operating Income:
USIS operating income	$82.4	$63.9	$238.4	$135.5
Stock-based compensation(1)	4.8	2.9	12.7	8.5
Mergers and acquisitions, divestitures and business optimization(2)	0.4	1.0	0.2	1.0
Technology transformation(3)	—	—	—	21.0
Other(4)	(0.6)	—	(0.6)	—
Amortization of certain intangible assets(5)	22.9	22.3	68.5	88.9
Adjusted USIS Operating Income	109.9	90.1	319.2	254.8

International operating income	19.9	14.4	41.5	27.5
Stock-based compensation(1)	2.9	2.1	12.8	8.0
Mergers and acquisitions, divestitures and business optimization(2)	—	0.7	0.5	0.8
Technology transformation(3)	—	—	—	2.4
Amortization of certain intangible assets(5)	9.5	10.0	28.6	29.3
Adjusted International Operating Income	32.4	27.1	83.3	68.0

Consumer Interactive operating income	46.5	41.0	144.2	125.1
Stock-based compensation(1)	0.4	0.2	1.3	0.6
Amortization of certain intangible assets(5)	1.3	1.2	3.8	4.3
Adjusted Consumer Interactive Operating Income	48.2	42.5	149.2	130.1

Corporate operating loss	(22.3)	(23.5)	(80.9)	(76.8)
Stock-based compensation(1)	1.3	2.3	7.5	6.0
Mergers and acquisitions, divestitures and business optimization(2)	—	—	—	(0.5)
Other(4)	(1.3)	(0.7)	(1.3)	(0.4)
Adjusted Corporate Operating Income	(22.2)	(21.9)	(74.7)	(71.8)

Total operating income	126.6	95.8	343.2	211.3
Stock-based compensation(1)	9.5	7.5	34.3	23.2
Mergers and acquisitions, divestitures and business optimization(2)	0.4	1.6	0.7	1.3
Technology transformation(3)	—	—	—	23.3
Other(4)	(1.9)	(0.7)	(1.9)	(0.4)
Amortization of certain intangible assets(5)	33.7	33.6	100.8	122.5
Total operating income adjustments	41.7	41.9	133.9	169.9
Total Adjusted Operating Income	$168.3	$137.7	$477.1	$381.1

Operating margin(6):
USIS	26.4%	23.4%	26.7%	17.4%
International	21.0%	17.5%	15.6%	12.1%
Consumer Interactive	43.5%	42.1%	45.4%	40.4%
Total operating margin	25.4%	21.9%	24.0%	16.6%

Adjusted Operating Margin(6):
USIS	35.2%	33.0%	35.8%	32.8%
International	34.2%	32.9%	31.4%	29.9%
Consumer Interactive	45.0%	43.6%	47.0%	42.0%
Total Adjusted Operating Margin	33.8%	31.5%	33.4%	30.0%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended September 30, 2017, consisted of the following adjustments to operating income: a $0.4 million adjustment to contingent consideration expense from previous acquisitions (USIS). For the nine months ended September 30, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestiture of a small business operation (International); and a $0.2 million adjustment to contingent consideration expense from previous acquisitions (USIS).

For the three months ended September 30, 2016, consisted of the following adjustments to operating income: a $0.9 million adjustment to contingent consideration expense from previous acquisitions (USIS); and a $0.7 million loss on the divestiture of a small line of business (International). For the nine months ended September 30, 2016, consisted of the following adjustments to operating income: a $1.0 million adjustment to contingent consideration expense from previous acquisitions (USIS); a $0.8 million loss on the divestiture of a small line of business (International); and a $(0.5) million adjustment to business optimization expense (Corporate).

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended September 30, 2017, consisted of the following adjustments to operating income: a $(1.3) million reduction to expense for certain legal and regulatory matters (Corporate); and a $(0.6) million reduction to expense for sales and use tax matters (USIS). For the nine months ended September 30, 2017, consisted of the following adjustments to operating income: a $(1.3) million reduction to expense for certain legal and regulatory matters (Corporate); and a $(0.6) million reduction to expense for sales and use tax matters (USIS).

For the three months ended September 30, 2016, consisted of the following adjustments to operating income: $(0.7) million of miscellaneous (Corporate). For the nine months ended September 30, 2016, consisted of the following adjustments to operating income: $(0.7) million of miscellaneous (Corporate); and a $0.3 million charge for certain legal and regulatory matters.

(5)	Consisted of amortization of intangible assets from our 2012 change in control transaction and amortization intangible assets established in business acquisitions after our 2012 change in control.

(6)
Segment operating margins and Adjusted Operating Margins are calculated using segment gross revenue and operating income. Consolidated operating margin and Adjusted Operating Margin is calculated using as-reported revenue and operating income.

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - Unaudited
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Depreciation and amortization:
USIS	$40.0	$43.8	$118.7	$152.1
International	15.9	15.4	45.5	44.4
Consumer Interactive	2.7	2.7	8.1	9.2
Corporate	1.3	1.3	3.9	3.9
Total depreciation and amortization	$59.9	$63.2	$176.2	$209.6
As a result of displaying amounts in millions, rounding differences may exist in the table above.